Exhibit 99.1

FOR IMMEDIATE RELEASE
Dec. 8, 2020

Media Contacts:	Investor Contacts:
Bill Price	Steve Frank
1-973-443-2742 (o)	1-973-822-7141 (o)
william.price@zoetis.com	steve.frank@zoetis.com

Kristen Seely	Keith Gaub
1-973-443-2777 (o)	1-973-822-7154 (o)
kristen.seely@zoetis.com	keith.gaub@zoetis.com

Zoetis Appoints Tonie Leatherberry to its Board of Directors
Former Deloitte executive and technology leader brings valuable digital and data experience to Zoetis Board

PARSIPPANY, N.J. – Dec. 8, 2020 – Zoetis Inc. (NYSE: ZTS) today announced the appointment of Antoinette (Tonie) Leatherberry, an experienced technology strategist and executive, to its Board of Directors. Her appointment increases the size of the Board from 12 to 13 members, and she will serve on the Board’s Audit and Corporate Governance Committees.

“As Zoetis increasingly focuses on implementing a digital and data transformation for our company and the animal health industry, Tonie Leatherberry brings invaluable experience and insights to our Board,” said Zoetis CEO Kristin Peck. “In her 30 years at Deloitte, Tonie advised the world’s top companies on tech-enabled strategies, and played an instrumental role in Deloitte’s work to advance women and people of color through internal forums and as president of the Deloitte Foundation.”

Ms. Leatherberry recently retired from Deloitte, an industry-leading consulting, audit, tax and advisory services company, culminating a distinguished career of working with Fortune 500 companies on complex information technology transformations and operational issues. She has authored numerous articles and publications on information technology and governance, and was named to the National Association of Corporate Directors NACD Directorship 100 in 2019 and 2020. Ms. Leatherberry has been recognized in such publications as Consulting Magazine’s Top 25 Consultants and Black Enterprise’s Most Powerful Women in Business. She has also devoted much of her professional life to creating opportunities for women and people of color. At Deloitte, Ms. Leatherberry was the principal architect of The Board Leadership Forum and the NextGen CEO Academy, which helped place more than 70 Black leaders into executive level and board roles. She currently serves as chair of the Executive Leadership Council (ELC), a preeminent association of Black business leaders, which focuses on board and executive leadership development, philanthropy, skills and talent development.

Ms. Leatherberry serves on the Board of Directors for the American Family Insurance Mutual Holding Company, the Widener University Board of Trustees, and the Boston University Board of Trustees. She holds a bachelor’s degree in Mechanical Engineering from Boston University and an MBA in Operations Management and Supervision from Northeastern University, and is pursuing a doctorate in higher education policy at Widener University.

About Zoetis
Zoetis is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 65 years of experience in animal health, Zoetis discovers, develops, manufactures and commercializes medicines, vaccines and diagnostic products, which are complemented by biodevices, genetic tests and precision livestock farming. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2019, the company generated annual revenue of $6.3 billion with approximately 10,600 employees. For more information, visit www.zoetis.com.

DISCLOSURE NOTICES
Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. Such risks and uncertainties may be amplified by the coronavirus (COVID-19)

pandemic and its potential impact on the global economy and our business. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.